Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The unaudited pro forma condensed combined statement of operations gives effect to LinnCo, LLC’s (“LinnCo”) acquisition of Berry Petroleum Company (“Berry”) as if the transactions had been completed as of January 1, 2013.
The pro forma financial information does not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the transactions and changes in commodity and share prices. Additionally, the pro forma financial information does not represent the actual results of allocating depreciation, depletion and amortization and other cost recovery deductions generated from the “remedial allocation method” pursuant to Treasury Regulation Section 1.704-3(d).
The unaudited pro forma condensed combined statement of operations has been prepared for informational purposes only and does not purport to represent what the actual results of operations of LinnCo would have been had the transactions been completed as of the date assumed, nor is this information necessarily indicative of future results of operations. The unaudited pro forma condensed combined statement of operations should be read in conjunction with LinnCo’s historical financial statements and the notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2013, previously filed with the SEC.

LINNCO, LLC
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2013

			Pro Form Adjustments
	LinnCo Historical	Berry Historical	Contribution to LINN Energy(a)	Other		LinnCo Pro Forma
	(in thousands, except per share amounts)
Revenues and other:
Oil, natural gas and natural gas liquids sales	$—	$1,103,245	$(1,103,245)	$—		$—
Losses on oil and natural gas derivatives	—	(34,711)	34,711	—		—
Marketing revenues	—	7,827	(7,827)	—		—
Other revenues	—	34,941	(34,941)	—		—
	—	1,111,302	(1,111,302)	—		—
Expenses:
Lease operating expenses	—	325,209	(325,209)	—		—
Transportation expenses	—	32,930	(32,930)	—		—
Marketing expenses	—	7,593	(7,593)	—		—
General and administrative expenses	42,089	122,991	(122,991)	(39,691)	(b)	2,398
Exploration costs	—	24,048	(24,048)	—		—
Depreciation, depletion and amortization	—	279,757	(279,757)	—		—
Taxes, other than income taxes	—	41,509	(41,509)	—		—
Losses on sale of assets and other, net	—	22,462	(22,462)	—		—
Loss on contribution of Berry	718,249	—	—	(718,249)	(c)	—
	760,338	856,499	(856,499)	(757,940)		2,398
Other income and (expenses):
Equity income (loss) from investment in Linn Energy, LLC	(244,189)	—	—	53,910	(d)	(190,279)
Interest expense, net of amounts capitalized	—	(96,127)	96,127	—		—
Other, net	—	51	(51)	—		—
	(244,189)	(96,076)	96,076	53,910		(190,279)
Income (loss) before income taxes	(1,004,527)	158,727	(158,727)	811,850		(192,677)
Income tax expense (benefit)	(92,080)	65,280	(65,280)	20,486	(e)	(71,594)
Net income (loss)	$(912,447)	$93,447	$(93,447)	$791,364		$(121,083)

Net income (loss) per share:
Basic	$(23.46)					$(0.91)
Diluted	$(23.46)					$(0.91)
Weighted average shares outstanding:
Basic	38,896			93,757	(f)	132,653
Diluted	38,896			93,757	(f)	132,653
The accompanying notes are an integral part of this pro forma condensed combined statement of operations.

LINNCO, LLC
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS

Note 1 – Basis of Presentation
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013, is derived from:

•	the historical financial statements of LinnCo; and

•	the historical financial statements of Berry.
Certain of Berry’s historical amounts have been reclassified to conform to LinnCo’s presentation.
The unaudited pro forma condensed combined statement of operations gives effect to the acquisition of Berry as if the transaction had been completed as of January 1, 2013. The transactions and the related adjustments are described in the accompanying notes. In the opinion of LinnCo management, all adjustments have been made that are necessary to present fairly, in accordance with Regulation S-X, the pro forma condensed combined statement of operations.
The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only, and does not purport to be indicative of the results of operations that would actually have occurred if the transactions described had occurred as presented in such statement or that may be obtained in the future. In addition, future results may vary significantly from those reflected in such statement due to factors described in “Risk Factors” included in LinnCo’s Annual Report on Form 10-K for the year ended December 31, 2013, and elsewhere in LinnCo’s reports and filings with the SEC.
The unaudited pro forma condensed combined statement of operations should be read in conjunction with LinnCo’s historical financial statements and the notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2013.
Note 2 – Acquisition Date
On December 16, 2013, LinnCo completed the previously-announced transactions contemplated by the merger agreement between LinnCo, Linn Energy, LLC (“LINN Energy”), an affiliate of LinnCo, and Berry under which LinnCo acquired all of the outstanding common shares of Berry and the contribution agreement between LinnCo and LINN Energy, under which LinnCo contributed Berry to LINN Energy in exchange for LINN Energy units. Under the merger agreement, as amended, Berry’s shareholders received 1.68 LinnCo common shares for each Berry common share they owned, totaling 93,756,674 LinnCo common shares. Under the contribution agreement, LinnCo contributed Berry to LINN Energy in exchange for newly issued LINN Energy units, after which Berry became an indirect wholly owned subsidiary of LINN Energy. As consideration for the contribution of Berry to LINN Energy, LinnCo acquired 93,756,674 LINN Energy units which are equal to the number of LinnCo shares issued as consideration for Berry valued at approximately $2.8 billion.
Note 3 – Purchase Price of Berry
LinnCo acquired all of the outstanding common shares for a fixed exchange ratio of 1.68 LinnCo common shares per Berry common share. The purchase price is as follows (in thousands, except shares and closing share price):

LinnCo common shares issued	93,756,674
Closing price of LinnCo shares on December 16, 2013	$28.36
LinnCo share consideration	$2,658,939
Berry share-based awards expensed in the post-combination period	$(9,220)
Total purchase price	$2,649,719

LINNCO, LLC
NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS – Continued

Note 4 – Pro Forma Adjustments
(a)    Contribution of Berry to LINN Energy
The pro forma condensed combined statement of operations reflects the contribution of Berry to LINN Energy, an affiliate of LinnCo. Under the merger agreement, as amended, and the contribution agreement, LinnCo acquired Berry and contributed Berry to LINN Energy through multiple steps:

•
first, Bacchus Merger Sub merged with and into Berry (the “HoldCo Merger”), and the Berry stockholders received one share of HoldCo common stock for each share of Berry common stock they own, after which Berry became a wholly owned subsidiary of HoldCo;

•	second, Berry was converted from a Delaware corporation to a Delaware limited liability company (the “Conversion”);

•	third, HoldCo was merged with LinnCo Merger Sub, with LinnCo Merger Sub surviving as a wholly owned subsidiary of LinnCo (the “LinnCo Merger” and together with the HoldCo Merger, the “merger”); and

•
fourth, all of the outstanding membership interests in LinnCo Merger Sub were contributed by LinnCo to LINN Energy (the “Contribution”) in exchange for newly issued LINN Energy units (the “Issuance”), after which Berry became an indirect wholly owned subsidiary of LINN Energy.

LinnCo refers to the HoldCo Merger, the Conversion, the LinnCo Merger, the Contribution and the Issuance together as the “transactions.”

(b)
Reflects transaction costs of approximately $40 million included in the historical statement of operations for the year ended December 31, 2013, consisting of investment banking fees, legal fees and other acquisition-related transaction costs, including approximately $9 million of noncash share-based compensation expense. The transaction costs are excluded from the pro forma statement of operations as they reflect nonrecurring charges not expected to have a continuing impact on the combined results.

(c)
Reflects the difference between the fair value of the assets acquired and liabilities assumed from Berry and the fair value of the LINN Energy units received in connection with the contribution. The loss is primarily due to deferred income taxes assumed by LinnCo that were not contributed to LINN Energy. This loss is excluded from the pro forma statement of operations as it reflects a nonrecurring charge not expected to have a continuing impact on the combined results; however, upon closing of the transactions, LinnCo recognized this loss in its statement of operations. Components of the loss are as follows (in millions):

Deferred income taxes, net	$835
Consideration difference between LinnCo and LINN Energy	(113)
Other taxes	(4)
$718

(d)
Reflects the impact of the transactions on the equity income (loss) from investment in LINN Energy. LinnCo uses the equity method of accounting related to its ownership interest in LINN Energy’s net income (losses). On a pro forma basis, when considering the contribution of Berry to LINN Energy in exchange for newly issued LINN units, LinnCo owned approximately 39% of LINN Energy’s outstanding units as of December 31, 2013.

(e)
Reflects the impact on taxes and the estimated income tax effect of the pro forma adjustment to equity income (loss) from investment in LINN Energy described herein using a statutory federal and state tax rate of 38%.

(f)	Reflects approximately 93.8 million LinnCo common shares assumed to be issued in conjunction with the transaction on January 1, 2013.

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